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                                                                   EXHIBIT 10.28

                        VERIZON INFORMATION SERVICES INC.
                         c/o Verizon Communications Inc.
                           1095 Avenue of the Americas
                                   41st Floor
                            New York, New York 10036

                                                               February 14, 2002

TSI Telecommunication Services Inc.
201 N. Franklin Street, Suite 700
Tampa, Florida  33602

TSI Telecommunication Holdings, Inc.
c/o GTCR Golder Rauner, L.L.C.
6100 Sears Tower
Chicago, Illinois  60606

       Reference is made to that certain Amended and Restated Agreement of Merger dated as of December 7, 2001, as amended and restated as of January 14, 2002, by and among TSI Telecommunication Holdings, Inc., a Delaware corporation ("Buyer"), TSI Merger Sub, Inc., a Delaware corporation, TSI Telecommunication Services Inc., a Delaware corporation (the "Company"), and Verizon Information Services Inc., a Delaware corporation ("Seller") (as amended through the date hereof, the "Merger Agreement"). Capitalized terms used herein without definition have the meanings set forth in the Merger Agreement.

       In consideration for the mutual agreements set forth herein and Verizon Information Technologies Inc.'s ("VITI") agreement to sign the Mainframe Computing Services Agreement dated as of February 14, 2002 between VITI and the Company (the "Mainframe Agreement") and the Distributed Processing Services Agreement dated as of February 14, 2002 between VITI and the Company (the "Distributed Agreement"):

       (a) On the date hereof, Verizon will pay $500,000 in the aggregate to acquire in its name third party software licenses necessary to allow Verizon to provide services to the Surviving Corporation under the Mainframe Agreement and the Distributed Agreement, and, to the extent the cost of such third party software licenses is less than $500,000, Verizon shall pay the Surviving Corporation the difference. Except as set forth in the immediately preceding sentence or as expressly referenced in the Mainframe Agreement or the Distributed Agreement or for any third party software licenses identified after the date hereof, the Company shall pay all costs and expenses relating to the acquisition of any and all licenses used by any party in the performance of services under the Mainframe Agreement and the Distributed Agreement.

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       (b)  Buyer and the Company agree that any software (including without limitation the operating system) used by Verizon or its Affiliates (other than the Company) to provide services to the Company, under the Mainframe Agreement (i) shall to the extent such software exists, be deemed to have been disclosed and included in Schedule 2.7(a) of the Seller Disclosure Schedules of the Merger Agreement and (ii) shall not (other than for: (1) the materials and information expressly required to be provided to Company pursuant to the Mainframe Agreement; (2) electronic format of all Company data included in third party libraries and history relating to such Company data; (3) all materials and information VITI proposes to provide to Company as set forth in the TSI Mainframe Migration Support proposal dated February 11, 2002; and (4) all other data and materials agreed in writing by Company and Seller) be the subject of any ownership, rights or licenses under the Intellectual Property Agreement, and shall not form the basis for any claim against Verizon or its Affiliates that any claims pursuant to the Merger Agreement or Intellectual Property Agreement that Buyer, the Company, the Surviving Corporation or any vendor of the foregoing have any rights or licenses or the right of access to, and Verizon shall have no obligation to deliver to the Company or its vendor(s) or license for use, such software (including without limitation the operating system) that is used in the provision or use of any services provided by Verizon or its Affiliates (other than the Company) to the Company and is owned, in whole or in part, by Verizon, Verizon Data Services Inc., VITI, any of their Affiliates (other than the Company) or any third party. Buyer and the Surviving Corporation hereby waive and release Verizon and its Affiliates from the foregoing claims.

       (c) For a period of sixty (60) days from the Effective Date (as defined in the Mainframe Agreement), Seller shall cause VITI to continue to provide the Company with access to the SAP, AP and Intranet applications including Internet email services, relay of internet mail through interwan, virus scanning, content filtering on internet mail, intranet access, domain name and firewall protection. All costs associated with the use of third party software in the provision of the foregoing shall be as set forth above. During that sixty (60) day period at no cost to the Company, Seller shall cause VITI to make commercially reasonable efforts to identify an alternative solution to the Company for such services. In the event VITI is unable to identify such an alternative solution, or the Company rejects VITI's recommended alternative solution, Seller shall cause VITI to continue to provide access to the Company, but only so much of such access as VITI is permitted to provide without the payment of any compensation or consideration to any third party, until June 1, 2002. Seller shall cause VITI to provide such access to the Company, commencing with the Effective Date, on a pass-through cost basis. Any and all costs associated with the implementation of an alternative solution will be the responsibility of the Company.

       (d) The Company shall pay all costs and expenses relating to the acquisition of any and all additional hardware requested after the Closing Date by the Company to be used by any party in the performance of services under the Mainframe Agreement and the Distributed Agreement.

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       (e)  Receipt of payments required pursuant to Section 8.5.2 of the
            Mainframe Agreement for termination for convenience by the Company, together with the receipt of any and all payments due under this letter agreement, shall be VITI's sole and exclusive remedy for such termination.

       (f) The text "any loss that results from gross negligence or willful misconduct on the part of either party" shall be deemed deleted from
            Section 19.3 of the Distributed Agreement and Section 17.3 of the Mainframe Agreement.

       (g) Section 18.1 of the Distributed Agreement and Section 16.1 of the Mainframe Agreement shall be deemed amended to include that Seller shall cause VITI not to enter into any settlement agreement with any third party that affects Company and is the subject of indemnity pursuant to either Section 18.1 of the Distributed Agreement or
            Section 16.1 of the Mainframe Agreement without the prior consent of Company, which consent shall not be unreasonably withheld.

       In the event of any conflict between this letter agreement and the Merger Agreement or any of the Related Agreements, this letter agreement shall control.

       This letter agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

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                                    VERIZON INFORMATION SERVICES INC.


                                    By:  /s/ J. Goodwin Bennett
                                        Name: J. Goodwin Bennett
                                        Title: Authorized Representative


AGREED AND ACCEPTED:

TSI TELECOMMUNICATION SERVICES INC.


By:  /s/ Robert F. Garcia, Jr.
    Name:  Robert F. Garcia, Jr.
    Title: Associate General Counsel/
           Assistant Secretary


TSI TELECOMMUNICATION HOLDINGS, INC.


By:  /s/ Collin E. Roche
    Name:  Collin E. Roche
    Title: Vice President

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